EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated July 31, 2014, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Second Quarter 2014 Earnings
July 31, 2014, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended June 30, 2014 (“2014 Quarter”). Total revenue for the 2014 Quarter increased to $52.3 million from $48.8 million for the quarter ended June 30, 2013 (“2013 Quarter”). Operating income, which is net income before the impact of change in fair value of derivatives, loss on early extinguishment of debt and gains on sales of property and casualty settlements, if any, increased to $14.4 million for the 2014 Quarter from $7.7 million for the 2013 Quarter.
Net income attributable to common stockholders was $12.8 million ($0.62 per diluted share) for the 2014 Quarter compared to $3.4 million ($0.17 per diluted share) for the 2013 Quarter. The increase in net income attributable to common stockholders for the 2014 Quarter was primarily the result of (a) gain on sale of the Giant Center ($6.1 million), (b) depreciation expense recognized in the 2013 Quarter as a result of the reduction in the depreciable life of Van Ness Square ($2.0 million), (c) increased property operating income ($1.8 million), exclusive of the following Seven Corners item, (d) the impact of a bankruptcy settlement and collection related to a former tenant at Seven Corners ($1.6 million) and (e) lower predevelopment expenses related to Park Van Ness ($1.2 million), partially offset by (f) higher noncontrolling interest ($3.3 million).
Same property revenue increased 6.7% and same property operating income increased 8.5% for the 2014 Quarter compared to the 2013 Quarter. Same property operating income equals property revenue minus the sum of (a) property operating expenses, (b) provision for credit losses and (c) real estate taxes and the comparisons exclude the results of properties not in operation for the entirety of the comparable reporting periods. Shopping center same property operating income increased $2.9 million (or 10.3%) primarily due to (a) the impact of a bankruptcy settlement and collection related to a former tenant at Seven Corners ($1.6 million) and (b) increased base rent ($825,000). Mixed-use same property operating income increased $280,000 (or 3.1%) primarily due to higher base rent at 601 Pennsylvania Avenue.
For the six months ended June 30, 2014 (“2014 Period”), total revenue increased to $105.2 million from $98.0 million for the six months ended June 30, 2013 (“2013 Period”). Operating income increased to $27.1 million for the 2014 Period from $11.1 million for the 2013 Period. The increase in operating income was due primarily to (a) additional depreciation expense recognized in the 2013 Period as a result of the reduction in the depreciable life of Van Ness Square ($8.0 million), (b) lower predevelopment expenses related to Park Van Ness ($3.1 million), (c) increased property operating income ($3.1 million), exclusive of the following two Seven Corners items, (d) the impact of a lease termination at Seven Corners ($1.2 million), and (e) the impact of a bankruptcy settlement and collection related to a former tenant at Seven Corners ($1.6 million) partially offset by (f) higher general and administrative expenses ($1.4 million).
Net income attributable to common stockholders was $19.9 million ($0.96 per diluted share) for the 2014 Period compared to a loss of $1.2 million ($0.06 per diluted share) for the 2013 Period. The increase in net income attributable to common stockholders was due primarily to (a) additional depreciation expense recognized in the 2013 Period as a result of the reduction in the depreciable life of Van Ness Square ($8.0 million), (b) gain on sale of the Giant Center ($6.1 million), (c) a charge against common equity in 2013 resulting from the redemption of preferred stock ($5.2 million), (d) lower predevelopment expenses related to Park Van Ness ($3.1 million), (e) increased property operating income ($3.1 million), exclusive of the following two Seven Corners items, (f) the impact of a lease termination at Seven Corners ($1.2 million), (g) the impact of a bankruptcy settlement and collection related to a former tenant at Seven Corners ($1.6 million) and (h) lower preferred stock dividends ($1.2 million) partially offset by (i) higher noncontrolling interest ($7.3 million) and (j) higher general and administrative expenses ($1.4 million).

www.SaulCenters.com

Same property revenue increased $7.3 million (or 7.5%) and same property operating income increased $5.7 million (or 7.7%) for the 2014 Period compared to the 2013 Period. Shopping center same property operating income increased $4.8 million (or 8.5%) primarily due to (a) the impact of a lease termination at Seven Corners ($1.2 million), (b) the impact of a bankruptcy settlement and collection related to a former tenant at Seven Corners ($1.6 million) and (c) increased base rent ($1.5 million). Mixed-use same property operating income increased $0.9 million (or 5.1%) primarily due to increased base rent.
As of June 30, 2014, 94.2% of the commercial portfolio was leased (not including the apartments at Clarendon Center), compared to 93.6% at June 30, 2013. On a same property basis, 94.2% of the portfolio was leased at June 30, 2014, compared to 93.6% at June 30, 2013. The apartments at Clarendon Center were 100% leased as of June 30, 2014 compared to 98.4% at June 30, 2013.
Funds from operations ("FFO") available to common shareholders (after deducting preferred stock dividends and redemption charges) increased 26.4% to $21.5 million ($0.77 per diluted share) in the 2014 Quarter from $17.0 million ($0.63 per diluted share) in the 2013 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items. The increase in FFO available to common shareholders for the 2014 Quarter was primarily due to (a) increased property operating income ($1.8 million), exclusive of the following Seven Corners item, (b) the impact of a bankruptcy settlement and collection related to a former tenant at Seven Corners ($1.6 million) and (c) lower predevelopment expenses related to Park Van Ness ($1.2 million).
FFO available to common shareholders (after deducting preferred stock dividends and redemption charges) increased 51.6% to $41.2 million ($1.48 per diluted share) in the 2014 Period from $27.2 million ($1.00 per diluted share) in the 2013 Period. The increase in FFO available to common shareholders for the 2014 Period was primarily attributable to (a) a charge against common equity in the 2013 Period resulting from the redemption of preferred stock ($5.2 million), (b) increased property operating income ($3.1 million), exclusive of the following Seven Corners items, (c) the impact of a lease termination at Seven Corners ($1.2 million), (d) the impact of a bankruptcy settlement and collection related to a former tenant at Seven Corners ($1.6 million), (e) lower predevelopment expenses related to Park Van Ness ($3.1 million) and (f) lower preferred stock dividends ($1.2 million) partially offset by (g) higher general and administrative expenses ($1.4 million).
Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 58 properties which includes (a) 49 community and neighborhood shopping centers and six mixed-use properties with approximately 9.3 million square feet of leasable area and (b) three land and development properties. Over 85% of the Saul Centers' property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Scott Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Real estate investments
Land	$373,898	$354,967
Buildings and equipment	1,102,390	1,094,605
Construction in progress	16,259	9,867
	1,492,547	1,459,439
Accumulated depreciation	(380,608)	(364,663)
	1,111,939	1,094,776
Cash and cash equivalents	21,829	17,297
Accounts receivable and accrued income, net	44,114	43,884
Deferred leasing costs, net	26,693	26,052
Prepaid expenses, net	1,634	4,047
Deferred debt costs, net	10,564	9,675
Other assets	10,655	2,944
Total assets	$1,227,428	$1,198,675

Liabilities
Notes payable	$820,145	$820,068
Revolving credit facility payable	—	—
Dividends and distributions payable	14,398	13,135
Accounts payable, accrued expenses and other liabilities	24,655	20,141
Deferred income	31,575	30,205
Total liabilities	890,773	883,549

Stockholders’ equity
Preferred stock	180,000	180,000
Common stock	208	206
Additional paid-in capital	279,243	270,428
Accumulated deficit and other comprehensive loss	(171,095)	(173,956)
Total Saul Centers, Inc. stockholders’ equity	288,356	276,678
Noncontrolling interest	48,299	38,448
Total stockholders’ equity	336,655	315,126
Total liabilities and stockholders’ equity	$1,227,428	$1,198,675

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue	(unaudited)		(unaudited)
Base rent	$41,038	$39,553	$81,601	$79,293
Expense recoveries	7,825	7,463	16,614	15,077
Percentage rent	453	338	905	938
Other	2,970	1,455	6,113	2,687
Total revenue	52,286	48,809	105,233	97,995
Operating expenses
Property operating expenses	6,138	6,041	13,723	11,990
Provision for credit losses	107	285	310	549
Real estate taxes	5,584	5,433	11,037	11,196
Interest expense and amortization of deferred debt costs	11,486	11,709	22,953	23,426
Depreciation and amortization of deferred leasing costs	10,309	12,472	20,489	28,824
General and administrative	4,023	3,925	8,703	7,329
Acquisition related costs	216	—	379	—
Predevelopment expenses	—	1,233	503	3,582
Total operating expenses	37,863	41,098	78,097	86,896
Operating income	14,423	7,711	27,136	11,099
Change in fair value of derivatives	(5)	51	(7)	61
Gain on sale of property	6,069	—	6,069	—
Net Income	20,487	7,762	33,198	11,160
(Income) loss attributable to noncontrolling interests	(4,433)	(1,168)	(6,857)	418
Net income attributable to Saul Centers, Inc.	16,054	6,594	26,341	11,578
Preferred stock redemption	—	—	—	(5,228)
Preferred stock dividends	(3,207)	(3,207)	(6,413)	(7,571)
Net income (loss) attributable to common stockholders	$12,847	$3,387	$19,928	$(1,221)
Per share net income (loss) attributable to common stockholders
Basic and diluted	$0.62	$0.17	$0.96	$(0.06)

Weighted Average Common Stock:
Common stock	20,717	20,301	20,670	20,224
Effect of dilutive options	26	22	32	27
Diluted weighted average common stock	20,743	20,323	20,702	20,251

Reconciliation of net income to FFO attributable to common shareholders (1)
	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2014	2013	2014	2013
	(unaudited)		(unaudited)
Net income	$20,487	$7,762	$33,198	$11,160
Subtract:
Gain on sale of property	(6,069)	—	(6,069)	—
Add:
Real estate depreciation and amortization	10,309	12,472	20,489	28,824
FFO	24,727	20,234	47,618	39,984
Subtract:
Preferred stock redemption	—	—	—	(5,228)
Preferred stock dividends	(3,207)	(3,207)	(6,413)	(7,571)
FFO available to common shareholders	$21,520	$17,027	$41,205	$27,185
Weighted average shares:
Diluted weighted average common stock	20,743	20,323	20,702	20,251
Convertible limited partnership units	7,164	6,914	7,114	6,914
Average shares and units used to compute FFO per share	27,907	27,237	27,816	27,165
FFO per share available to common shareholders	$0.77	$0.63	$1.48	$1.00

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of net income to same property operating income
	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2014	2013	2014	2013
	(unaudited)		(unaudited)
Net income	$20,487	$7,762	$33,198	$11,160
Add: Interest expense and amortization of deferred debt costs	11,486	11,709	22,953	23,426
Add: Depreciation and amortization of deferred leasing costs	10,309	12,472	20,489	28,824
Add: General and administrative	4,023	3,925	8,703	7,329
Add: Predevelopment expenses	—	1,233	503	3,582
Add: Acquisition related costs	216	—	379	—
Add (Less): Change in fair value of derivatives	5	(51)	7	(61)
Less: Gains on sale of property	(6,069)	—	(6,069)	—
Less: Interest income	(21)	(13)	(35)	(44)
Property operating income	40,436	37,037	80,128	74,216
Less: Acquisitions, dispositions and development property	399	150	672	454
Total same property operating income	$40,037	$36,887	$79,456	$73,762

Shopping centers	$30,655	$27,783	$60,711	$55,933
Mixed-Use properties	9,382	9,104	18,745	17,829
Total same property operating income	$40,037	$36,887	$79,456	$73,762